Exhibit 5.1

Opinion of Davis Graham & Stubbs LLP

[DGS Letterhead]

November 5, 2013

Royal Hawaiian Orchards, L.P.

688 Kinoole Street

Hilo, Hawaii  96720

Re:                             Rights Offering

Ladies and Gentlemen:

We have acted as special counsel to Royal Hawaiian Orchards, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s proposed (a) distribution to the holders of record of the Partnership’s depositary units representing Class A units of limited partnership interests (“Depositary Units”), at no charge, non-transferable subscription rights to purchase up to 3,000,000 Depositary Units (“Subscription Rights”), and (b) the issuance of Depositary Units underlying the Subscription Rights upon the valid exercise of such Subscription Rights (the “Underlying Depositary Units,” and, together with the Subscription Rights, the “Securities”), all of which Securities will be distributed and issued by the Partnership pursuant to a prospectus (the “Prospectus”) filed as part of the Partnership’s registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of this opinion letter, we have examined the Registration Statement and the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction of the Partnership’s Certificate of Formation and Amended and Restated Limited Partnership Agreement, as amended, and such other instruments and documents, including resolutions adopted by the Partnership’s general partner, relied upon representations of the officers and representatives of the Partnership’s general partner, and made such examinations of law as we have deemed necessary or appropriate for purposes of rendering the opinions expressed below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to the originals of all documents submitted to us as copies.  As to matters of fact, we have made no independent investigation of such facts, and we have relied on the representations and statements of fact set forth in such documents and representations.

To the extent that the obligations of the Partnership with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that, to the extent applicable, the holder of such Subscription Rights is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the exercise of such Subscription Rights has been duly authorized by such holder and constitutes the legal, valid and binding obligation of such holder; and that the exercise by the holder of such Subscription Rights is in compliance with all applicable laws and regulations related thereto.

We have assumed that at or prior to delivery of the Subscription Rights and any Underlying Depository Units (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and no stop order suspending its effectiveness will have been issued and remain in effect, and (ii) a Prospectus including pricing terms and such other terms as may have been omitted from the Prospectus filed as part of the Registration Statement that is declared effective will have been timely filed with the Commission.

The following opinions are based on and limited solely to the State of Delaware Revised Uniform Limited Partnership Act, as amended (“Delaware RUPA”).  We express no opinion as to the laws of any other jurisdiction.  As used herein, the term “Delaware RUPA” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing, we are of the opinion that:

(a) the Subscription Rights have been duly authorized and, upon delivery by the Partnership of rights certificates, duly executed by the Partnership and the subscription agent in the manner contemplated by the Prospectus, evidencing the Subscription Rights to its holders of Depositary Units, they will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms; and

(b) the issuance and sale by the Partnership of up to 3,000,000 Depositary Units has been duly authorized and when the Depositary Units have been issued and sold in the manner and for the consideration contemplated in the Prospectus, the Depository Units will be duly and validly issued and the recipients of the Depository Units will have no obligation under Delaware RUPA or the Partnership’s governing documents to make any further payments for the Depositary Units or contributions to the Partnership solely by reason of the ownership of the Depositary Units or their status as limited partners of the Company and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Company.

The opinion expressed in the foregoing paragraph with respect to the valid, binding, and enforceable nature of obligations may be limited by (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfers and other laws affecting creditors’ rights generally, (ii) general principles of equity (whether in a proceeding in equity or at law), and (iii) public policy considerations.

This opinion letter has been prepared for use solely in connection with the distribution of the Subscription Rights and the issuance of the Underlying Depositary Units by the Partnership in accordance with the Registration Statement and the Prospectus.  This opinion is rendered as of the date hereof and we assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP